Exhibit 99.1

Contacts:
Dr. Stephen A. Hill, CEO
Louise A. Mawhinney, CFO
(781) 994-0300
www.ArQule.com

ARQULE TO RAISE UP TO $31 MILLION

Woburn, Mass., Jan. 25, 2005 – ArQule, Inc. (NASDAQ: ARQL) today announced that it has entered into subscription agreements for the sale, in a registered direct offering, of shares of its common stock at $5.25 per share. The transaction is expected to provide aggregate gross proceeds of up to $31 million to ArQule. The shares of common stock offered by ArQule in this transaction were registered under the Company’s existing shelf registration statement on Form S-3, which was declared effective by the Securities and Exchange Commission on December 23, 2003. The closing is expected to occur on January 28, 2005.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ArQule

ArQule, Inc. is a biotechnology company engaged in research and development of next-generation small-molecule cancer therapeutics based on its innovative Activated Checkpoint TherapySM (ACTSM) platform. ACTSM compounds are intended to improve the way cancer patients are treated because they selectively kill cancer cells and spare normal cells by restoring and activating cellular checkpoints that are defective in cancer. In addition to advancing its own programs, ArQule continues to advance the drug discovery efforts of pharmaceutical collaborators by providing high-quality library design and compound production, including collaborations with Pfizer and Novartis. For more information, please visit www.ArQule.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which provides a safe harbor for forward-looking statements made by or on behalf of ArQule. Actual results may differ materially from those projected in the forward-looking statements or historical performance due to numerous risks and uncertainties that exist in ArQule’s operations, development efforts and the business environment, including without limitation: the ACTSM platform may not improve efficacy or reduce toxicity and compounds resulting from the platform may not operate as intended; the preclinical efforts associated with the ACTSM pipeline may fail or prove disappointing; collaborators may terminate their agreements with ArQule because ArQule may fail to satisfy the collaborators’ needs or for other reasons; and, the risks and uncertainties described in ArQule’s Form 10-Q filed with the Securities and Exchange Commission on November 9, 2004, its Form 10-Q filed with the Commission on August 4, 2004, its Form 10-Q filed with the Commission on May 7, 2004 and its Form 10-K filed with the Commission on March 12, 2004. The forward-looking statements contained herein represent the judgment of ArQule as of the date of this report. ArQule disclaims any intent or obligation to update any forward-looking statement except to the extent required by law.

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